U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland International, Ltd.
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   (Last)                            (First)              (Middle)

    227 West Monroe Street, Suite 4800
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                                    (Street)

    Chicago, Illinois                                         60606
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     August 13, 2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     CIDCO Incorporated (NASDAQ:CDCO)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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  Common Stock                           1,441,000                   D
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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
Explanation of Responses:


WAVELAND INTERNATIONAL, LTD.


  /s/  David S. Richter                                  September 19, 2001
---------------------------------------------          -----------------------
     David S. Richter, Director                                  Date
 **Signature of Reporting Person

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                   ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 5(b)(v) of Form 3, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Initial Statement of Beneficial Ownership of Securities (Date of Event Requiring Statement - 8/13/01) regarding certain shares of Common Stock of CIDCO Incorporated (NASDAQ: CDCO)

         WAVELAND PARTNERS, L.P.
         227 West Monroe Street, Suite 4800
         Chicago, Illinois 60606
         By: Waveland Capital Management, L.P.
               Its: General Partner
               By: Clincher Capital Corporation
                     Its: General Partner

                     By: /s/  David S. Richter
                        -----------------------------
                          David S. Richter, President

         WAVELAND CAPITAL MANAGEMENT, L.P.
         227 West Monroe Street, Suite 4800
         Chicago, Illinois 60606
         By: Clincher Capital Corporation
               Its: General Partner

               By: /s/  David S. Richter
                  -----------------------------
                    David S. Richter, President

         CLINCHER CAPITAL CORPORATION
         227 West Monroe Street, Suite 4800
         Chicago, Illinois 60606

         By: /s/  David S. Richter
            -----------------------------
              David S. Richter, President


         WAVELAND CAPITAL MANAGEMENT, LLC
         227 West Monroe Street, Suite 4800
         Chicago, Illinois 60606

         By: /s/  David S. Richter
           -----------------------------
               David S. Richter, Manager



         WAVELAND PARTNERS, LTD.
         227 West Monroe Street, Suite 4800
         Chicago, Illinois 60606

         By: /s/  David S. Richter
            -----------------------------
               David S. Richter, Director